Exhibit 99.1

NEWS RELEASE

18-05-095

2901 Butterfield Road

Oak Brook, Ill. 60523

www.inlandwestern.com

FOR IMMEDIATE RELEASE

Contact:	Georganne Palffy, Inland Western Retail Real Estate Trust, Inc. (Analysts)
(630) 368-2358 or georganne.palffy@inland-western.com
Matt Tramel, Inland Communications, Inc. (Media)
(630) 218-8000 Ext. 4896 or tramel@inlandgroup.com

INLAND WESTERN RETAIL REAL ESTATE TRUST, INC.

ANNOUNCES SIGNIFICANT BIG BOX LEASES

Oak Brook, Ill.  Feb. 11, 2010 —Inland Western Retail Real Estate Trust, Inc. (“Inland Western”) announced today that since November 2009, the company has signed 10 leases totaling 316,050  square feet of junior anchor space formerly occupied by Linens ‘n Things and Circuit City.  The leases were signed with strong national retailers including Best Buy, Marshalls, Bed Bath & Beyond, HH Gregg, and (TJX) Home Goods.

In aggregate, Inland Western has approximately 60 percent of the vacant space related to the bankruptcies of Circuit City and Linens ‘n Things leased or under letters of intent.  Additionally, during 2009, the company signed 761 new and renewal leases for over 4.2 million square feet.

“We remain focused on occupancy as well upgrading our tenant and asset profile. Our steady progression of continued leasing success is a testament to the team’s perseverance,” commented Shane Garrison, chief investment officer of Inland Western.

“As retailers look to both expand their market share and upgrade their current locations, our quality portfolio of strategically located assets remains a top tier alternative,” added Niall Byrne, president of property management.

Inland Western Retail Real Estate Trust, Inc. is a self-managed real estate investment trust that acquires, manages and develops a diversified portfolio of real estate, primarily multi-tenant shopping centers across the United States.  As of September 30, 2009, the portfolio under management totaled in excess of 49 million square feet, consisting of 299 wholly owned properties and 2 consolidated joint venture properties.  The company also has interests in 12 unconsolidated properties and 14 properties in 7 development joint ventures.  For further information, please see the company website at www.inlandwestern.com.

The statements and certain other information contained in this press release, which can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “continue,” “remains,” “intend,” “aim,” “towards, “should,” “prospects,” “could,” “future,” “potential,” “believes,” “plans,” “likely,” “anticipate,” and “probable,” or the negative thereof or other variations thereon or comparable terminology, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby.  These statements should be considered as subject to the many risks and uncertainties that exist in the Company’s operations and business environment.  Such risks and uncertainties could cause actual results to differ materially from those projected.  These uncertainties include, but are not limited to, economic conditions, market demand and pricing, competitive and cost factors, and other risk factors.